Exhibit 4.2

LIZHI INC. INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW (AS Certificate Number AMENDED OR REVISED FROM TIME TO TIME) Number of Shares THE AUTHORISED CAPITAL OF THE COMPANY IS USD 150,000.00 DIVIDED INTO 855,080,113 CLASS A ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH 231,215,000 CLASS B ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH 413,704,887 SHARES OF PAR VALUE USD 0.0001 EACH THIS CERTIFIES THAT OF IS THE OWNER OF fully paid Class A ordinary shares of par value USD 0.0001 each IN THE COMPANY LIZHI INC. (the “Company”) transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. EXECUTED on behalf of the Company this ______________day of _______________________________ Director